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                                                                    Exhibit 99
REPUBLIC INDUSTRIES, INC.


                                                200 East Las Olas Boulevard
                                                Suite 1400
                                                Fort Lauderdale, Florida 33301
                                                954-627-6000
                                                954-779-3884 FAX


FOR IMMEDIATE RELEASE                  CONTACT: J. RONALD CASTELL
- ---------------------                           (954) 627-6000





             REPUBLIC INDUSTRIES, INC. TO ACQUIRE CARCHOICE, INC.


        Ft. Lauderdale, Florida (June 12, 1996)--Republic Industries, Inc. (NASDAQ:RWIN) today announced that it has agreed to acquire CarChoice, Inc., a developer and operator of used car superstores. This agreement follows Republic's previously announced intention to acquire AutoNation USA, a corporation which is developing a similar chain of used car megastores.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic, stated "With CarChoice and AutoNation USA, Republic will become a leading force in the used car industry. Together, these acquisitions will give us a substantial presence in several major markets and a solid foundation for expanding our concept across the United States."

        CarChoice currently operates superstores in Dallas, Texas and Detroit, Michigan and has nine additional sites under development.

        The transaction is valued at approximately $95 million and will be completed through the issuance by Republic of shares of its common stock. The transaction is subject to customary closing conditions and will be accounted for under the pooling-of-interests method of accounting. Upon closing of the transaction, Waad J. Nadhir will continue as President and Chief Executive Officer of CarChoice. He will become Vice Chairman of AutoNation USA upon Republic's acquisition of AutoNation USA.

        Republic is a diversified company operating in the solid waste and electronic security services industries. The Company is expanding into the automotive industry.